Exhibit 99.1

Calypte Biomedical Secures Funding to Conduct Clinical Trials

PORTLAND, Ore., October 14, 2011 (GLOBE NEWSWIRE) -- Calypte Biomedical Corporation (OTCBB:CBMC), a developer, manufacturer and marketer of HIV diagnostic tests, today announced that it has entered into a memorandum of understanding (MoU) with a private investor to secure funding needed to complete the FDA approval procedures for the new product AWARETM 2. The MoU contemplates an initial investment of at least $1,000,000 through 2012, contingent upon the Company following an agreed upon budget plan, and potentially up to $4,000,000 from additional investors.

As announced on March 2, 2011, Calypte successfully completed internal trials on its new AWARETM 2 HIV-1/2 oral fluid rapid test, which showed an accuracy of 100%. Based on these promising results, Calypte has contacted the FDA and started the process to conduct clinical trials.

"We are extremely pleased that we were able to secure this investment," stated Adel Karas, CEO of Calypte. "It shows continued support and belief in Calypte Biomedical, and was a critical milestone allowing us to move forward with the FDA clinical trials of our AWARETM 2 product that has the potential to significantly improve HIV testing and early diagnosis."

About Calypte Biomedical Corporation:
Calypte Biomedical Corporation develops in vitro testing products to improve the diagnosis of Human Immunodeficiency Virus (HIV) infection and other sexually transmitted and chronic diseases. Calypte's product line includes both point-of-care rapid tests and an EIA based incidence test.

Founded in 1988, Calypte is a pioneer in non-blood-based HIV antibody testing. Calypte is the only company to have earned FDA approval for a urine-based HIV-1 antibody-screening test and supplemental Western blot. Today, Calypte's AWARETM family of rapid oral fluid and blood based HIV tests offers flexible testing of HIV 1 and HIV 2 in a non-laboratory setting.

The Calypte Biomedical Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8290

Forward-Looking Statements:
This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by managements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 related to our ability to commercialize our products, our ability to obtain sufficient financing, and general economic conditions specific to our industry, any of which could impact sales, costs and expenses and/or planned strategies and timing. We assume no obligation to, and do not currently intend to, update these forward-looking statements.

Although the MoU expresses the expectation of the parties that the investor will assist us in raising an additional $4 million from other investors, no party is under a contractual obligation to invest any funds beyond the $1 million to be invested pursuant to the MoU, and there can be no assurance that we will be able to raise the additional funds.

Development of new products is inherently uncertain, and there can be no guarantee that any particular product candidate will become a commercial product or will be successful in the marketplace. The length of time it takes for us to complete clinical trials and obtain regulatory approval for product marketing may vary significantly, and the success of our internal trials does not guarantee that we will ultimately obtain FDA approval to sell our product commercially.